Prospectus Supplement to Prospectus dated May 7, 2004
Registration No. 333-112295
Filed Pursuant to Rule 424(b)(3)

Spescom Software Inc.

Supplement
To
Prospectus Dated May 7, 2004

        This is a Supplement to Spescom Software Inc.'s Prospectus, dated May 7, 2004, with respect to the offer and sale of up to 6,723,335 shares of Spescom common stock, including 3,608,335 common shares to be issued upon the exercise of options and warrants, by the selling securityholders listed in the prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is November 22, 2004.

CURRENT REPORT ON FORM 8-K

        On November 22, 2004, we filed with the Securities and Exchange Commission a Current Report on Form 8-K, announcing our earnings for the fourth quarter of the 2004 fiscal year, and the appointment of Michael Silverman as Chairman of our Board of Directors.

        We hereby incorporate by reference into this Supplement and the Prospectus the Current Report on Form 8-K, a copy of which is being provided to you along with this Supplement.

        Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned "Where You Can Find More Information."

Prospectus Supplement dated November 22, 2004.